UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: September 28, 2010

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     .     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

     .     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Wednesday, September 28th 2010 the Company announced that four new directors have joined Empire’s Board of Directors. David Villarreal Jr. will replace CEO Malcolm Bendall as Chairman with responsibility for leading the Company’s now eight directors, including new directors Mr. James Leach, Mr. William Keating and Mr. John Essmyer.  Mr. Bendall will retain his role as Chief Executive Officer.

Mr. David Villarreal, Jr. has spent his career building and successfully managing companies primarily in the financial services industry as well maintaining significant long term organized labor and political relationships. He is the current President and Chief Executive Officer of Grand Monarch Holdings Incorporated and has been the Chairman of the Board of American Union Financial Services, Inc. (“AUFS”) since he founded it in April 2004. Previously, from 2000 to 2005, Mr. Villarreal served as the Chief Operating Officer of American Residential Funding, Inc., a multi billion-dollar national real estate and financial services company. From 1992 to 2000 Mr. Villarreal was President of L.S. Inland Ventures, Inc. which developed commercial real estate and moderate-income housing developments. Between 1998 and 2000, he was President and CEO of Solomon Trust Foundation, a philanthropic charitable organization providing direct financial assistance to low and moderate-income families to facilitate home ownership opportunities. Mr. Villarreal also served as Human Resources Director and National Director for the Immigration Reform and Control Act of 1986 for a subsidiary of W.R. Grace & Co. during his tenure from 1980 through 1988 for which he received a Congressional Office Distinction of Service Award. From 1976 to 1980 Mr. Villarreal served as Administrative Assistant to former Los Angeles Mayor Tom Bradley with responsibility for all organized labor relations and employees of the City of Los Angeles. Prior to recruitment into his Mayoral office responsibilities Mr. Villarreal was the youngest Field Representative for the Laborers’ International Union of North America (“LIUNA”) from 1973 to 1976 and attended California State University Los Angeles where he studied Business Administration and was a 1978 Trade Union Fellow at Harvard University - Graduate School of Business and John F. Kennedy School of Government.

Mr. William Keating maintains a diverse wealth of experience in financial management and business development with unique familiarity of the energy industry. He commenced his professional career in 1981 as an auditing specialist at Price Waterhouse Coopers. From there, Mr. Keating spent nine years working for Royal Dutch Shell in a corporate accounting role and then later switching to downstream retail management for the oil company. He then spent two years working at AMCOR Limited in a national sales role followed by another two years in business development at Ernst & Young. Since 2000, Mr. Keating has worked as a management consultant specializing in corporate recovery and business development for various consultancies and companies worldwide. Most recently including two year long roles as CEO for manufacturing businesses in Australia and New Zealand and for an autonomous software development company in the United Kingdom, Australia and the USA.  Mr. Keating received a Bachelors of Business in Accounting in 1983 from Royal Melbourne Institute of Technology (RMIT University), a Post Graduate Diploma in Marketing from Monash University in 1998 and became a member of the Institute of Chartered Accounts in 1984 of which he was a member until 2000.

Mr. James Leach currently serves as the Senior Managing Director of National Trust, LCC a subsidiary of the Leach Family Trust, one of New England’s largest real estate developers with over 2.5 million square feet currently under development. Since his recognition in 1997 by the Environmental Protection Agency (EPA) as a pioneer in the reuse of Superfund Sites his ongoing work has been adopted by EPA and currently serves as the nationwide model for the Federal agency’s billion-dollar Superfund Program.  For nearly two decades, Mr. Leach has imparted corporate guidance to a wide array of companies. At present, he is serving his 18th year on the board of The Oster Group, a privately owned investment banking operation specializing in providing capital and business management to emerging companies and his 6th year on the board of Kenney Manufacturing Company, a leading manufacturer and distributer of household products established in 1914 and among Rhode Island’s largest employers. Mr. Leach graduated from Nasson College in 1983 with a Bachelors of Science degree.

Mr. John Essmyer is an accomplished inventor and entrepreneur with more than thirty years experience in developing, manufacturing, and marketing his own designs for equipment and materials for the health and personal care markets. In 1982 he founded Alternative Design Systems Inc. (ADS). ADS focused on numerous unique products invented or extended by Mr. Essmyer, which were designed, tested, and moved through the FDA’s 510K approval system. Of particular note, was Mr. Essmyer and the Company’s development of three key patents (#4684558, #4706680, #5622168) for a groundbreaking hydrogel technology. Johnson & Johnson as well as Becton Dickinson are currently using this and some of Mr. Essmyer’s other innovations.

Item 8.01

Other Events

On September 28, 2010 we issued a press release disclosing the additions to Company’s Board of Directors.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.	Description
99.1	Press release dated September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: October 1, 2010	By:	/s/ Malcolm R. Bendall
Mr. Malcolm R. Bendall
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 28, 2010.

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